Exhibit 8.1

O’Melveny & Myers LLP	T: +1 650 473 2600
2765 Sand Hill Road	F: +1 650 473 2601
Menlo Park, CA 94025-7019	omm.com

July 21, 2022

Dragonfly Energy Corp.

1190 Trademark Drive #108

Reno, Nevada 89521

Ladies and Gentlemen:

We have acted as counsel to Dragonfly Energy Corp., a Nevada Corporation (the “Dragonfly”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 of Chardan NexTech Acquisition 2 Corp., a Delaware corporation (“Chardan”), initially filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on June 17, 2022 (as amended through the date hereof, the “Registration Statement”), relating to the Agreement and Plan of Merger, dated May 15, 2022 (the “Business Combination Agreement”), by and among Chardan, Bronco Merger Sub, Inc., a Nevada corporation (“Merger Sub”, together with Chardan, the “Chardan Parties”), and Dragonfly. Any capitalized terms used but not defined herein unless otherwise stated have the meaning given to such terms in the Business Combination Agreement.

In providing our opinion, we have examined and with your consent are relying upon (i) the Business Combination Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the transactions will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Business Combination Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by the Chardan Parties and Dragonfly in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statement or representation set forth in the Business Combination Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Business Combination Agreement and their respective subsidiaries will treat the transactions for U.S. federal and applicable state and local income tax purposes in a manner consistent with our opinion, (vi) such parties have complied and will continue to comply with the obligations, covenants and agreements contained in the Business

Combination Agreement, and (vii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time. If any of the above described assumptions is untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Business Combination Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the caption “U.S. Federal Income Tax Considerations — Tax Consequences of the Merger to Dragonfly Shareholders,” it is our opinion that, for U.S. federal income tax purposes, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Dragonfly of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

O’Melveny & Myers LLP